                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/ Preliminary Proxy Statement
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                          GENESIS HEALTH VENTURES, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a-6(i)(3).
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

                                                                      (A)
       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                          GENESIS HEALTH VENTURES, INC.
                              101 East State Street
                          Kennett Square, PA 19348-3021

                       -----------------------------------
                    Notice of Annual Meeting of Shareholders
                                 March 16, 2000
                       -----------------------------------

To Our Shareholders:

         The 2000 Annual Meeting of Shareholders of Genesis Health Ventures, Inc. ("Genesis", "we", "our" or "us") will be held at 423 Dalmatian Street, Kennett Square, Pennsylvania 19348 on Thursday, March 16, 2000 at 10:00 A.M., for the following purposes as more fully described in the attached proxy statement:

         1. To elect four directors by holders of Genesis Common Stock, Series G Cumulative Convertible Preferred Stock and Series H Convertible Participating Cumulative Preferred Stock voting as a group;

         2. To consider and approve amendments to Genesis' Non-Employee Director Stock Option Plan which:

                  o increase the number of shares issuable under the Plan by 1,650,000 shares to an aggregate of 1,875,000 shares and

                  o increase the number of shares to be granted annually to each non-employee director from 4,500 to 15,000 per year;

         3. To consider and approve a stock option redemption program under which Genesis employees and directors may elect to surrender Genesis stock options for unrestricted shares of Genesis Common Stock;

         4. To consider and approve amendments to Genesis' Amended and Restated Employee Stock Option Plan and the Director Plan to provide that the number of shares issuable under the Employee Stock Option Plan will be increased by the number of options surrendered under the stock redemption program, so that the total number of shares issuable under the Employee Stock Option Plan will remain at the current level of 6,750,000; and

         5. To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

         Genesis' board of directors recommends that you vote FOR approval of the above proposals and election of nominated directors.

         The board of directors has fixed January 5, 2000 as the record date for the determination of shareholders entitled to vote at the meeting or any postponement or adjournment thereof. If you hold Genesis Common Stock directly or through the Genesis Retirement Plan or through a convertible security, you will find enclosed a separate proxy card for each holding. Each proxy card is white, and certain cards have a colored stripe across the top. To assure that all your shares are represented, please return a proxy without a colored stripe for Common Stock shares held directly, a proxy card with a blue stripe for Common Stock held through Series G Cumulative Convertible Preferred Stock shares, a proxy card with a yellow stripe for Common Stock held through Series H Senior Convertible Participating Cumulative Preferred Stock shares, and a proxy card with a pink stripe for Genesis' employees that purchased stock through the Genesis Retirement Plan.

         In addition, if you are a registered shareholder (that is, if you hold your stock in certificate form), and you wish to, you may vote by telephone or electronically through the Internet, by following the instructions included with your proxy card. If your shares are held in "street name," please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

         You should carefully read this proxy statement in its entirety and vote your shares as you desire. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxies and return it promptly in the envelope provided for that purpose, or vote by telephone or electronically. The deadline for voting by telephone or electronically is 11:59 p.m. on March 15, 2000.

         If you plan to attend, note that only shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Seating is limited. Admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. Each shareholder may be asked to present valid picture identification, such as a driver's license or passport. Please note that if your shares, or the person or entity for whom you are the duly appointed proxy, are held in "street name" (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.


                                       By Order of the Board of Directors



                                       IRA C. GUBERNICK
                                       Vice President -- Office of the Chairman and Corporate Secretary

                          GENESIS HEALTH VENTURES, INC.
                              101 East State Street
                          Kennett Square, PA 19348-3021

                                 --------------

                                 PROXY STATEMENT

                                 ---------------

         This proxy statement, which together with the accompanying proxy card is first being mailed to shareholders on or about February 4, 2000, is furnished to the shareholders of Genesis in connection with the solicitation of proxies by the board of directors on behalf of Genesis for use in voting at the 2000 Annual Meeting of Shareholders, including any adjournment or postponement thereof.

         Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed in accordance with the instructions thereon. Any proxy not so directing to the contrary will be voted FOR the approval of the amendments to Genesis' Non-Employee Director Stock Option Plan, FOR approval of the stock option redemption program, FOR the approval of the amendment to Genesis' Amended and Restated Employee Stock Option Plan and FOR approval of the election of the nominated directors. Sending in a signed proxy will not affect a shareholder's right to attend the meeting and vote in person since the proxy is revocable. Any shareholder giving a proxy may revoke it at any time before it is voted at the meeting by delivering a later dated proxy or by giving written notice to the Secretary of Genesis.

         The cost of this solicitation will be borne by Genesis. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile, by directors, officers or employees of Genesis and its subsidiaries without additional compensation. In addition, ChaseMellon Shareholder Services, L.L.C. will provide solicitation services to Genesis for a fee of approximately $6,500 plus out-of-pocket expenses. Genesis will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

Voting Securities

         At the close of business on January 5, 2000, the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting, Genesis' outstanding voting securities consisted of 48,630,866 shares of Common Stock ("Common Stock"), 589,804 shares of Series G Cumulative Convertible Preferred Stock ("Series G Preferred Stock") and 24,369 shares of Series H Senior Convertible Participating Cumulative Preferred Stock ("Series H Preferred Stock"). Holders of Common Stock are entitled to one vote per share, holders of the Series G Preferred Stock are entitled to 13.44 votes per share, and holders of the Series H Preferred Stock are entitled to 1,143 votes per share on all matters expected to be presented at the meeting.

         Pursuant to a Rights Agreement dated April 26, 1998 between Genesis and HCR Manor Care, Inc. ("Manor Care"), Manor Care has agreed to vote its 586,240 shares of Series G Preferred Stock in accordance with the recommendation of Genesis' board of directors. In connection with the Rights Agreement at this annual meeting, Genesis is appointing two nominees of Manor Care as members of Genesis' board of directors.

         Genesis entered into the Restructuring Agreement, dated October 8, 1999, with Cypress Group L.L.C. ("Cypress Group"), TPG Partners II, L.P. ("TPG") and Nazem, Inc. ("Nazem"). Pursuant to the Restructuring Agreement Cypress

Group, TPG and Nazem have the right to vote 24,369 shares of Series H Senior Convertible Participating Cumulative Preferred Stock. Cypress, TPG and Nazem and their affiliated investment funds will give to Genesis an irrevocable power of attorney directing Genesis to cast for, against or as an abstention in the same proportion as the other Genesis voting securities are cast, the number of shares of securities of Genesis so that Cypress, TPG and Nazem together will not have the right to vote more than 35% of the total voting power of Genesis in connection with any vote other than a vote relating to an amendment to Genesis' articles of incorporation to amend, modify or change the terms of any class or series of preferred stock. By the terms of the Series H Senior Convertible Participating Cumulative Preferred Stock Genesis has appointed two nominees of Cypress Merchant Banking Partners L.P. and TPG Partners II LP as members of Genesis' Board of Directors; and a third is to be appointed by this annual meeting.

Alternate Methods of Voting Your Securities

         Genesis Health Ventures, Inc. encourages you to take advantage of new and convenient ways to vote your shares for matters to be covered at the 2000 Annual Meeting of Shareholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. We've made it easier than ever.

         Vote by Telephone - 1-800-840-1208. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you call. You will be prompted to enter your Control Number which is located on your proxy card and then follow the simple instructions the Vote Voice provides you.

         Vote by Internet - www.eproxy.com. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number which is located on your proxy card to obtain your records and create an electronic ballot.

         Vote by Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided you.

IF YOU VOTE BY TELEPHONE OR ELECTRONICALLY USING THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY.

         Please note that although there is no charge to you for this service, there may be costs associated with electronic access such as usage charges for Internet service providers and telephone companies. Genesis Health Ventures, Inc. does not cover these costs; they are solely your responsibility.

         Once you've voted your proxy, you can also sign up to have all future proxy materials and annual reports delivered to you electronically. Just follow the instructions posted at www.eproxy.com.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth at January 1, 2000, certain information with respect to the beneficial ownership of Common Stock (i) by each person who is known by Genesis to be the beneficial owner of more than five percent of the Common Stock, (ii) by each director and nominee for director, (iii) by each of Genesis' five most highly compensated executive officers and (iv) by all directors nominees and executive officers as a group.

                                                               Shares of
                                                             Common Stock        Percent of
                                                             Beneficially      Common Stock
                                                               Owned (1)           Owned
                                                            --------------    --------------
The Cypress Group L.L.C.(2)
   65 East 55th Street
   19th Floor
   New York, NY 10022 .................................     21,175,714             33.3%
TPG Partners II, L.P. (3)
   201 Main Street
   Suite 2420
   Fort Worth, TX 76102 ...............................     20,478,605             32.6%
HCR Manor Care, Inc. (4)
   One Seagate
   Toledo, OH 43604-2616 ..............................      7,879,570             13.9%
Putnam Investments, Inc. (5)
   One Post Office Square
   Boston, Massachusetts 02109 ........................      3,289,151              6.8%
Jack R. Anderson (6) ..................................        324,500               *
Richard R. Howard (7) .................................        472,950               *
Samuel H. Howard (8) ..................................         22,500               *
Roger C. Lipitz (9) ...................................        117,500               *
Stephen E. Luongo (10) ................................         56,918               *
Alan B. Miller (11) ...................................         32,500               *
Michael R. Walker (12) ................................      1,330,401             2.69%
David C. Barr (13) ....................................        416,520               *
George V. Hager, Jr. (14) .............................        198,853               *
Michael G. Bronfein (15) ..............................        346,911               *
Richard P. Blinn (16) .................................         27,000               *
Philip Gerbino (17) ...................................          3,210               *
James G. Coulter (18) .................................     20,478,605             32.6%
James L. Singleton (19) ...............................     21,186,339             33.3%
All executive officers, directors and nominees
   as a group (22 persons) ............................     45,272,573             57.7%

----------
* Less than one percent.

(1) The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission (the "Commission") and accordingly, may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after January 1, 2000. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Consists of (a) 5,942,063 shares of Common Stock, 950,730 shares of which may be acquired upon the exercise of warrants and 11,585 shares of Series H Preferred Stock which are convertible into 13,240,000 shares of Common Stock, beneficially owned by Cypress Merchant Banking Partners L.P. and
       (b) 307,937 shares of Common Stock, 49,270 shares of which may be acquired upon the exercise of warrants and 600 shares of Series H Preferred Stock which are convertible into 685,714 shares of Common Stock, beneficially owned by Cypress Offshore Partners L.P. The Cypress Group L.L.C., as well as Cypress Associates L.P., James A. Stern, Jeffrey
       P. Hughes, James L. Singleton and David P. Spalding, may be deemed to beneficially own these shares. However, all of these persons disclaim beneficial ownership. Does not include 8,851 shares of Series I Preferred Stock convertible into 10,115,429 shares of non-voting Common Stock beneficially owned by Cypress Merchant Banking Partners L.P. and Cypress Offshore Partners L.P.

(3) Consists of 6,250,000 shares of Common Stock, 1,000,000 shares of Common Stock which may be acquired upon the exercise of warrants and 11,575 shares of Series H Preferred Stock which are convertible into 13,228,604 shares of Common Stock. These shares are beneficially owned by TPG Partners II, L.P. and the following affiliates: TPG Parallel, L.P., TPG Investors II, L.P. and TPG MC Coinvestment, L.P. However, all of these persons disclaim beneficial ownership. Does not include 8,375 shares of Series I Preferred Stock convertible into 9,571,429 shares of non-voting Common Stock beneficially owned by TPG Investors II L.P., TPG Parallel II L.P., TPG MC Coinvestment L.P. and TPG Partners II L.P.

(4) Consists of 586,240 shares of Series G Preferred Stock which are convertible into 7,879,570 shares of Common Stock. Does not include shares beneficially owned by Jack R. Anderson who is Manor's designee to the board of directors.

(5) Based upon a Schedule 13G, dated January 28, 1998. Consists of 3,092,550 shares beneficially owned by Putnam Investment Management, Inc. and 196,601 shares beneficially owned by The Putnam Advisory Company, Inc. which are registered investment advisors, and are wholly-owned by Putnam Investments, Inc. Putnam Investments, Inc. is a wholly-owned subsidiary of Marsh & McLennon Companies, Inc.

(6) Does not include shares beneficially owned by Manor Care; Jack R. Anderson is a Manor Care designee to the board of directors. Includes 4,500 shares of common stock which may be acquired upon the exercise of stock options.

(7) Includes 370,250 shares of Common Stock which may be acquired upon the exercise of stock options.

(8) Consists of 22,500 shares of Common Stock which may be acquired upon the exercise of stock options.

(9) Includes 22,500 shares of Common Stock which may be acquired upon the exercise of stock options.

(10) Includes 34,500 shares of Common Stock which may be acquired upon the exercise of stock options.

(11) Includes 27,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(12) Includes 767,501 shares of Common Stock which may be acquired upon the exercise of stock options.

(13) Includes 386,520 shares of Common Stock which may be acquired upon the exercise of stock options.

(14) Includes 167,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(15) Includes 130,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(16) Consists of 27,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(17) Includes 3,000 shares of Common Stock which may be acquired upon the exercise of stock options.

(18) Includes 20,478,605 shares held by TPG Partners, II, L.P. and certain of its affiliates. See Note 3. James G. Coulter disclaims beneficial ownership of such shares. Mr. Coulter is one of The Cypress Group L.L.C. and TPG Partners II, L.P.'s designees to the board of directors.

(19) Includes 21,175,714 shares held by affiliates of The Cypress Group L.L.C. See Note 2. Mr. James L. Singleton disclaims beneficial ownership of such shares. Mr. Singleton is one of The Cypress Group L.L.C. and TPG Partners II, L.P.'s designee to the board of directors.

                                   PROPOSAL 1
           ELECTION OF DIRECTORS BY HOLDERS OF COMMON STOCK, SERIES G
        CUMULATIVE CONVERTIBLE PREFERRED STOCK AND SERIES H CONVERTIBLE
           PARTICIPATING CUMULATIVE PREFERRED STOCK, VOTING AS A GROUP

         One of the purposes of Genesis' annual meeting is to elect members of our board of directors. The following persons have been nominated by the board of directors to be elected by holders of Common Stock, Series G Preferred Stock and Series H Preferred Stock, voting as a group at the annual meeting to complete their three-year term until the 2003 annual meeting or until their respective successors are elected and qualified.

         All nominees have indicated that they are willing and able to serve as directors if elected. In the event that any nominee should become unavailable, the proxy will be voted for the election of any substitute nominee designated by the board of directors.

Information Concerning Nominated Directors

         The table set forth below provides certain information concerning each person nominated for election as a director by Common Stock, Series G Preferred Stock and Series H Preferred Stock voting as a group until the 2003 annual meeting:

                        Name                       Age    Position with Genesis
------------------------------------------------  -----   ----------------------

Stephen E. Luongo (1)...........................    52          Director
Michael R. Walker (2)...........................    51          Director
Philip Gerbino (3)..............................    52          Director
-----------------------------

(1) Member of the Compensation and Litigation Committees of the board of directors.

(2) Member of the Executive, Litigation and Proxy Committees of the board of directors.

(3)      Member of the Audit Committee of the board of directors.

         Stephen E. Luongo has served as a director of Genesis since June 1985. He is a partner in the law firm of Blank Rome Comisky & McCauley LLP. Blank Rome Comisky & McCauley LLP serves as outside legal counsel for Genesis.

         Michael R. Walker is the founder of Genesis and has served as Chairman and Chief Executive Officer of Genesis since its inception. In 1981, Mr. Walker co-founded HGCC. At HGCC, he served as Chief Financial Officer and, later, as President and Chief Operating Officer. Prior to its sale in 1985, HGCC operated nursing homes with 4,500 nursing beds in 12 states. From 1978 to 1981, Mr. Walker was the Vice President and Treasurer of AID Healthcare Centers, Inc. ("AID"). AID, which owned and operated 20 nursing centers, was co-founded in 1977 by Mr. Walker as the nursing home division of HAI. Mr. Walker holds a Master of Business Administration degree from Temple University and a Bachelor of Arts in Business Administration from Franklin and Marshall College. Mr. Walker has served as Chairman of the Board of Trustees of ElderTrust since its inception in January 1998 and has served as Chairman of the board of directors of The Multicare Companies, Inc. ("Multicare") since October 1997.

         Philip Gerbino is president of the University of the Sciences in Philadelphia, which includes the Philadelphia College of Pharmacy. He has been part of the faculty and administration of the Philadelphia College of Pharmacy and Science for over 25 years. Prior to being named president on January 1, 1995, he served as dean of the School of Pharmacy and vice president for academic affairs.

Required Vote

         The election of the three directors to be elected by the holders of Common Stock, Series G Preferred Stock and Series H Preferred Stock voting as a group, requires the affirmative vote of the holders of a plurality of the votes of the shares present in person or represented by proxy and entitled to vote with respect to such directors at the annual meeting. Accordingly, if a quorum exists, each person receiving a plurality of the votes of the appropriate holders with respect to the election of the directors by Common Stock, Series G Preferred Stock and Series H Preferred Stock voting as a group, will be elected to serve for a term of three years each. A majority of the votes entitled to be cast with respect to the election of directors by Common Stock, Series G Preferred Stock and Series H Preferred Stock voting as a group constitutes a quorum for action on such proposal. Withheld and non-votes with respect to the election of directors in the ordinary course of election will not affect the outcome of the election of such directors.

Recommendation of the Genesis Board of Directors

         The board of directors recommends that you vote FOR the election of each of the nominees for director.

                            ELECTION OF DIRECTORS BY
                         SERIES G CUMULATIVE CONVERTIBLE
                             PREFERRED STOCKHOLDERS

         Holders of Genesis Series G Preferred Stock are to receive, when, as and if declared by the Genesis board out of legally available funds, cumulative preferential cash dividends at an annual rate equal to 5.9375%, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, a "Dividend Payment Date"). If, for four consecutive quarters, dividends are not declared and paid or funds are not legally available for the payment of dividends, dividends will accumulate as of the Dividend Payment Dates, but such accumulated unpaid dividends will not bear interest. However, if, after such four consecutive quarters' dividends are not declared and paid or funds continue not to be legally available for the payment of dividends, dividends that accrue thereafter will be payable in additional shares of Series G Preferred Stock until such time as all accrued and unpaid dividends are paid in full in cash, In addition, in the event that dividends are in arrears and unpaid for four consecutive dividend periods, Genesis must add two directors to the board of directors, to be elected by holders of the Series G Preferred Stock, voting as a class. Genesis did not pay the March 31, June 30, September 30, and December 31, 1999 dividends. Therefore, the holders of Series G Preferred Stock are entitled to nominate and elect two directors to the Genesis board of directors.

         Genesis has called a special meeting of shareholders of Series G Preferred Stock to be held immediately after the Annual Meeting of Shareholders for the purpose of electing two directors to the Genesis board of directors by the holders of the Series G Preferred Stock.

         Manor Care, the holder of 99.4% of the Series G Preferred Stock, has submitted the following persons as nominees for election to the Genesis board of directors by the holders of the Series G Preferred Stock.

Information Concerning Nominees

                      Name                          Age        Position with Genesis                Class
-------------------------------------------------  -----  --------------------------------  ----------------
Pier C. Borra....................................   59                Nominee                    Until 2003
Stephen J. Powers................................   50                Nominee                    Until 2001

-----------------------------

         Pier C. Borra is the Chairman, President and Chief Executive Officer of CORA Health Services, Inc. (outpatient rehabilitation services), a position he has held since January, 1998. From April, 1985 to December, 1997, Mr. Borra served as Chairman, President and Chief Executive Officer of Arbor Health Care Company (NASDAQ), operator of nursing homes. Mr. Borra also serves as a Director of Balanced Care Corporation (ASE), developer and operator of assisted living facilities. Mr. Borra also serves as a Director of Southern Assisted Living, a private company.

         Stephen J. Powers is the President of Cronus Partners, Inc., a private investment banking firm he founded in 1988. Prior to founding Cronus, he was co-head of Investment and Merchant Banking at Bankers Trust Company, where he had worked for sixteen years. Since the mid-1970's, Mr. Powers has specialized in the healthcare industry, having completed many different transactions in the industry as well as fostering several start-up companies. Mr. Powers has served on the board of directors of numerous companies in the healthcare industry. He is a graduate of Princeton University and the University of California.


                     DIRECTORS DESIGNATED BY CERTAIN HOLDERS
                OF THE SERIES H SENIOR CONVERTIBLE PARTICIPATING
                        CUMULATIVE PREFERRED STOCKHOLDERS

Series H Preferred Stock Designees

         Pursuant to the terms of the Series H Preferred Stock, Cypress Merchant Banking Partners, L.P. ("Cypress") and TPG Partners II, L.P. ("TPG"), acting jointly, or in the event that only one of Cypress and TPG then owns or has the right to acquire Genesis common stock, Cypress or TPG, as applicable, are entitled to designate a number of directors of Genesis representing at least 23% of the total number of directors constituting the full board of directors of Genesis. However, for so long as the total number of directors constituting the full board of directors of Genesis is nine or fewer, Cypress and/or TPG are only entitled to designate two directors on the Genesis board of directors. Cypress and/or TPG will have this right to designate directors so long as they own any combination of Genesis voting securities or securities convertible into Genesis voting securities constituting more that 10% of Genesis' total voting power. For this purpose, the Series I Senior Convertible Exchangeable Participating Cumulative Preferred Stock ("Series I Preferred Stock") and the non-voting common stock issued upon conversion of the Series I Preferred Stock will be considered voting securities.

         Because of the addition of Mr. Philip Gerbino as a director, Cypress and TPG may designate an additional director in order to maintain at least 23% of the total number of directors constituting the full board of directors of Genesis.

         The following persons were designated directors by Cypress and TPG upon issuance of the Series H Preferred Stock.

Information Concerning Nominees

                      Name                          Age        Position with Genesis                Class
-------------------------------------------------  -----  --------------------------------  ----------------
James G. Coulter (1)...........................     38               Director                    Until 2003
James L. Singleton (2).........................     44               Director                    Until 2001

         Cypress and TPG have advised Genesis that upon election of the Series G Directors they will designate the following person to the board of directors.

James B. Williams (3)...........................    43               Director                    Until 2002

--------------------------

(1)      Member of the Executive Committee of the board of directors.

(2) Member of the Compensation and Proxy Committee of the board of directors.

(3)      Member of Litigation Committee

         James G. Coulter is one of the three founding partners of TPG. TPG, based in San Francisco, and Fort Worth, Texas is a private equity investment fund managing in excess of $7.0 billion. TPG is the lead equity investor in more than 20 companies including Beringer Wine Estates; Del Monte Foods; Oxford Health Plans, Inc.; Paradyne Networks, Inc.; America West Airlines; Zilog, Inc.; Ducati Motorcycles; S.P.A.; and J. Crew Group, Inc.; ON Semiconductors; Zhone Communications; Bally, and Globespan Semiconductors. In addition, TPG serves as a control shareholder of Newbridge Latin America and Newbridge Asia, regional private equity funds managing in excess of $800 million. Mr. Coulter was also a founding partner of Colony Investors, a $2.5 billion real estate investment fund. Mr. Coulter is a 1982 Phi Beta Kappa, summa cum laude graduate of Dartmouth College and a member of the class of 1986 Stanford Graduate School of Business. Prior to co-founding the Texas Pacific Group in 1992, he worked as a vice president of Keystone, Inc., and as an analyst for Lehman Brothers Kuhn Loeb. Mr. Coulter serves on the boards of directors of Beringer Wine Estates; Northwest Airlines; Oxford Health Plans, Inc.; Globespan, Inc.; Zhone Communications; and J. Crew Group, Inc. He also serves on the boards of the San Francisco Zoological Society and the Bay Area Discovery Museum.

         James L. Singleton is Vice Chairman and a founding partner of The Cypress Group L.L.C. Cypress, a firm specializing in management led leveraged buyouts and strategic joint ventures, was formed in 1994 and currently manages private equity commitments of $3.5 billion. Before founding Cypress, Mr. Singleton was a Managing Director of Lehman Brothers Inc. where he was a senior member of that firm's Merchant Banking Group. From 1989 to 1994, that Group managed a private equity fund with $1.25 billion in capital commitments. Mr. Singleton was also a member of Lehman's Investment Committee, which reviewed and approved all capital investments for that firm. Mr. Singleton began his investment banking career in 1983 when he joined Lehman Brothers Kuhn Loeb. In his merchant banking activities, Mr. Singleton has participated in 21 investments with transaction value of approximately $15 billion. He serves and has served on the Boards of numerous public and private companies, including Infinity Broadcasting, Evergreen Media, Wometco and Georgia Cable, Cinemark USA,

Williams Scotsman, WESCO International, Club Corporation of America and Danka Business Systems. Mr. Singleton is also a Trustee of The Nightingale-Bamford School and a member of the Special Projects Committee of The Society of Memorial Sloan-Kettering Cancer Center. Mr. Singleton graduated from Yale College and completed his M.B.A. at the University of Chicago's Graduate School of Business.

         James B. Williams is a partner in Texas Pacific Group and currently serves as Chairman and acting CEO of Vivra, Inc. (since 1999). Mr. Williams formerly with Kaiser Permanente (1994-1998), an integrated healthcare organization as: President-Kaiser Group Health, President Kaiser Permanente International, and national Senior Vice President-Operations and Strategic Development. Mr. Williams previously was Managing Director of Hay Group serving as Worldwide Director-Health Industry consulting, Director-Strategic Management and other roles (1980-1994). He currently serves as Director of: Magellan Health Services (NYSE: MGL); Vivra, Inc.; and American Brass and Iron; and as advisory Board member of Compaq Computer Corporation and Catholic Healthcare West. Mr. Williams formerly served on Board of Community Health Plan (New York) and several Boards associated with Kaiser Permanente.

Information Concerning Continuing  Directors

         The table set forth below provides certain information concerning those directors whose terms expire at the 2001 and 2002 annual meetings.

                              Name                                 Age                Position with Genesis
----------------------------------------------------------------  -----  ---------------------------------------
The terms of the following directors will expire in 2001:

Roger C. Lipitz (1), (2)........................................   57                        Director
Alan B. Miller (3)..............................................   62                        Director

The terms of the following directors will expire in 2002:

Jack R. Anderson (1)............................................   74                        Director
Richard R. Howard (1), (4)......................................   50               Vice Chairman and Director
Samuel H. Howard (2), (3).......................................   60                        Director

------------------

(1)      Member of the Executive Committee of the board of directors.

(2)      Member of the Audit Committee of the board of directors.

(3) Member of the Stock Option and Compensation Committees of the board of directors.

(4)      Member of the Proxy Committee of the board of directors.

         Roger C. Lipitz has served as a director of Genesis since March 1994. From January 1994 until January 1996, Mr. Lipitz served on a consulting basis as Director of Government Relations of Genesis. From 1969 until its acquisition by Genesis in 1993, Mr. Lipitz served as Chairman of the Board of Meridian Healthcare, Inc., a Maryland based long-term care company which operated over 5,000 beds and related businesses. Mr. Lipitz is a past president of the American Health Care Association, Health Facilities Association of Maryland and the National Council of Health Care Services. Mr. Lipitz is a member of the board of directors of Blue Cross and Blue Shield of Maryland.

         Alan B. Miller has served as a director of Genesis since October 1993. Since 1978, he has been Chairman of the Board, President and Chief Executive Officer of Universal Health Services, Inc., a Pennsylvania based health services company. Prior thereto, Mr. Miller was Chairman of the Board, President and Chief Executive Officer of American Medicorp, Inc. Mr. Miller is Chairman of the Board of Trustees of Universal Health Realty Income Trust and a member of the board of directors of CDI Corp. and Penn Mutual Life Insurance Company.

         Jack R. Anderson has served as a director of Genesis since November 1998. Since 1982, Mr. Anderson has been President of Calver Corporation, a Dallas based health care consulting and investing firm. From September 1981 until May 1982, Mr. Anderson served as President of Manor Care, Inc. From 1970 until 1981, Mr. Anderson served as President and later as Chairman of Hospital Affiliates International, Inc., ("HAI") a hospital management company in Nashville. Mr. Anderson is a member of the board of directors of Horizon Health Corporation and PacifiCare Health Systems, Inc.

         Richard R. Howard has served as a director of Genesis since its inception, as Vice President of Development from September 1985 to June 1986, as President and Chief Operating Officer from June 1986 to April 1997, as President from April 1997 to November 1998 and as Vice Chairman since November 1998. Mr. Howard's background in healthcare includes two years as the Chief Financial Officer of Health Group Care Centers ("HGCC"). Mr. Howard's experience also includes over ten years with Fidelity Bank, Philadelphia, Pennsylvania and one year with Equibank, Pittsburgh, Pennsylvania. Mr. Howard is a graduate of the Wharton School, University of Pennsylvania, where he received a Bachelor of Science degree in Economics in 1971. Mr. Howard is a member of the board of directors of Multicare.

         Samuel H. Howard has served as a director of Genesis since March 1988. He is the founder and chairman of Xantus Corporation and the founder and President of Phoenix Communications Group, Inc. and Phoenix Holdings, Inc. all of which are based in Tennessee. Mr. Howard's past corporate and operations experience in the healthcare industry include having served as the Senior Vice President of Public Affairs for Hospital Corporation of America from August 1981 to January 1990, Vice President and Treasurer for HAI, and Vice President of Finance and Business for Meharry Medical College. In addition, Mr. Howard was a financial analyst for General Electric and a White House Fellow with U.S. Ambassador Arthur Goldberg. Mr. Howard is a member of the board of directors of O'Charley's Inc.

         Richard R. Howard and Samuel H. Howard are not related.

Board Meetings and Committees of the Board

         The board of directors held four regular meetings and eight special meetings during the fiscal year ended September 30, 1999.

         The Executive Committee held three meetings during the fiscal year ended September 30, 1999. The Executive Committee has the authority of the board of directors in the management of the business of Genesis between the dates of regular meetings of the board of directors.

         The Compensation Committee held four meetings during the fiscal year ended September 30, 1999. The Compensation Committee reviews the compensation of executive officers and makes recommendations to the board regarding executive and incentive compensation.

         The Stock Option Committee held three meetings during the fiscal year ended September 30, 1999. The Stock Option Committee administers Genesis' Employee Stock Option Plan.

         The Audit Committee held two meetings during the fiscal year ended September 30, 1999. The Audit Committee is responsible for reviewing Genesis' accounting and financial practices and policies and the scope and results of Genesis' audit. The Audit Committee is also responsible for recommending the selection of Genesis' independent public accountants.

         Genesis does not have a standing nominating committee.

         Each director attended more than 75% of the meetings of the board and committees of which he was a member during the fiscal year ended September 30, 1999, with the exception of Steve Luongo who attended 75% of the Compensation Committee meetings and Alan B. Miller who attended 58.3% of the board meetings.

         Directors who are not employees of Genesis receive an annual retainer of $6,000 plus $2,500 for each regularly scheduled board meeting which they attend, $1,000 for each special or committee meeting which they attend and annually receive options to purchase 4,500 shares (which will increase to 15,000 if approved by shareholders) of Common Stock at an option price equal to the share's fair market value on the date of the grant. See approval of Amendment to Non-Employee Director Stock Option Plan.

                                   PROPOSAL 2
              AMENDMENT TO NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

         At the annual meeting you are being asked to approve amendments to the Genesis Non-Employee Director Stock Option Plan ("Director Plan") that will (a) increase the number of shares issuable under the Director Plan by 1,650,000 shares to an aggregate of 1,875,000 shares, and (b) increase the number of shares to be granted annually to each non-employee director from 4,500 to 15,000 per year. The board of directors approved the amendment to the Director Plan on November 11, 1999, subject to shareholder approval at the annual meeting.

General

         In March 1992, Genesis adopted, and in February 1993, the shareholders approved, the Director Plan. The purpose of the Director Plan is to attract and retain non-employee directors and to provide additional incentive to them by encouraging them to invest in the Common Stock and acquire an increased personal interest in Genesis' business. Payment of the exercise price for options granted under the Director Plan may be made in cash, shares of Common Stock or a combination of both. All options granted pursuant to the Director Plan are immediately exercisable and, except as indicated below, may not be exercised more than ten years from the date of grant. Options granted under the Director Plan are not incentive stock options under Section 422 of the Code. The Director Plan is administered by the board of directors of Genesis, including non-employee directors, who may modify, amend, suspend or terminate the Director Plan, other than the number of shares with respect to which options are to be granted, the option exercise price, the class of persons eligible to participate, or options previously granted.

         Currently, options may be granted for an aggregate of 225,000 shares of Common Stock. As a result of the proposed amendment, the number will increase to 1,875,000. At each annual meeting, each individual who is elected, re-elected or continues as a non-employee director automatically is granted an option to purchase shares of Common Stock at the then fair market value of the Common Stock. Currently, the number of shares granted annually to each non-employee director is 4,500 shares; if the proposed amendment is adopted the number will increase to 15,000 per year.

Eligibility and Administration

         Each person who is not an employee of Genesis, or any Genesis subsidiary corporation, who is elected or re-elected as a director of Genesis at any annual or special meeting of shareholders of Genesis, or continues as a director of Genesis as of the date of the annual or special meeting of shareholders of Genesis at which directors of Genesis are elected or re-elected, as of the date of such election or re-election, automatically is granted an option to purchase the designated amount of shares of Genesis' Common Stock. The action of the shareholders in electing or re-electing a non-employee director constitutes the granting of the option and the date when shareholders take such action is the date of the granting of the option, regardless of when the option is actually delivered to the non-employee director.

         The Director Plan is administered by Genesis' board of directors, including non-employee directors. The board of directors has the exclusive right to adopt such rules for the administration of the Director Plan, construe the Director Plan and options issued pursuant to it, correct defects and omissions and reconcile inconsistencies in the Director Plan to the extent necessary to effectuate the Director Plan and the options issued pursuant to it, and such actions are final, binding and conclusive upon all parties concerned. A majority of members of the board constitutes a quorum for all purposes and the vote or written consent of a majority of the members of the board on a particular matter constitutes the act of the board on such matter. No member of the board of directors of Genesis is liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of any authority or discretion granted in connection with the Director Plan to the board of directors or for the acts or omissions of any other members of the board of directors. If the board of directors voluntarily submits a proposed modification, amendment, suspension or termination of the Director Plan for shareholder approval, such submission will not require any future modifications, amendments (whether or not relating to the same provision or subject matter), suspensions or terminations to be similarly submitted for shareholder approval, unless otherwise required by law.

Number of Shares and Adjustment

         Currently, only 136,500 shares are available for issuance. The board of directors approved the increase in the number of shares issuable under the Director Plan to an aggregate of 1,875,000 to provide sufficient shares to fund future awards.

Exercise Price and Terms

         Options granted pursuant to the Director Plan may be exercised in whole or in part from time to time, for up to the total whole number of shares then subject to the option minus the number of shares previously purchased by the exercise of the option.

         The exercise price for options granted under the Director Plan will be equal to the fair market value of Common Stock as of the date of the grant of the option. The fair market value of Common Stock on any particular date shall mean the last reported sale price of a share of Common Stock on any stock exchange on which such stock is then listed or admitted to trading on the New York Stock Exchange on such date, or if no sale took place on such day, the last such date on which a sale took place, or if the Common Stock is not then quoted on the New York Stock Exchange or listed or admitted to trading on any stock exchange, the average of the bid and asked prices in the over-the-counter market on such date, or if none of the foregoing, a price determined by the board of directors.

         Options granted under the Director Plan are exercisable immediately and, unless terminated earlier by the Director Plan's terms, expire ten years after the date they are granted.

         Payment of the option price on exercise of options may be made in cash, certificates representing Common Stock which will be valued by the Secretary of Genesis at the fair market value of a share of Common Stock on the last trading day immediately preceding delivery of the certificate to Genesis or a combination of both. Under the terms of the Director Plan, the provision of the plan which allows payment of the option price in shares of Common Stock of Genesis could be interpreted by the board of directors to permit the "pyramiding" of shares in successive exercises. As a result, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock and immediately thereafter effect further exercises of the option, using the shares of Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock, and immediately thereafter effect further exercises of the option using the Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of stock or a small number of shares of Common Stock and to acquire a number of shares of Common Stock having an aggregate fair market value equal to the excess of (a) the fair market value (as determined above) of all shares to which the option relates over (b) the aggregate exercise price under the option.

United States Federal Income Tax Information

         Options granted under the Director Plan are not incentive stock options under Section 422 of the Internal Revenue Code ("Non-Qualified Options"). Generally, there will be no federal income tax consequences to either the optionee or Genesis on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. Genesis will be entitled to a federal income tax deduction in an amount equal to such excess.

         Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. Capital losses for individuals are deductible only to the extent of capital gains for the year plus $3,000.

         An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise. In the event of a permitted transfer by gift of a Non-Qualified Option, the transferor will remain taxable on the ordinary income realized as and when such Non-Qualified Option is exercised by the transferee. All other tax consequences described above will be applicable to the transferee of the Non-Qualified Option. A permitted transfer by gift of a Non-Qualified Option may result in federal transfer taxes to the transferor at such time as the option is transferred, as well as such later time or times as the Non-Qualified Option vests, if not fully vested on the date of the initial transfer.

Required Vote

         The approval of the amendments to the Directors Plan require the affirmative vote of a majority of the total votes cast on the proposal, provided that the total votes cast on the proposals represent over 50% in interest of all securities entitled to vote on the proposals. Abstentions and broker non-votes will not be counted for purpose of approving these matters. In addition, abstentions and broker non-votes will not be counted as votes cast for purposes of determining whether the total votes cast on the proposals represent over 50% in interest of all securities entitled to vote on the proposal.


Recommendation of Board of Directors

         The board of directors recommends that you vote FOR approval of the amendments to the Director Plan.


                                   PROPOSAL 3
                         STOCK OPTION REDEMPTION PROGRAM

         At the annual meeting, you are being asked to approve a stock option redemption program under which Genesis' employees and directors may elect to surrender Genesis' stock options for unrestricted shares of Common Stock. The board of directors approved the program on November 11, 1999, subject to shareholder approval at the annual meeting.

Background

         Genesis has an Amended and Restated Employee Stock Option Plan ("Employee Plan") and the Director Plan. The majority of the outstanding options for Common Stock issued before January 1, 1999 and held by Genesis employees are for the exercise price of $16.50 to $35.25 per share. As of January 18, 2000, the Common Stock was trading for $2.75 per share. Given the difference between the current trading price and the exercise prices for the Common Stock, the board believed it unlikely that many employees will exercise a substantial portion of their options. In an effort to increase employee ownership of its Common Stock, the board of directors approved a program under which current Genesis' employees and directors could elect to surrender Genesis' stock options granted under the Employee Plan and Director Plan for unrestricted shares of Common Stock.

 Description of the stock redemption program

         The program is limited to options awarded prior to January 1, 1999. The exchange rate is a single share of Common Stock for each vested share under option and a single share of Common Stock for each two unvested shares under option (based on vested status as of November 11, 1999). The employees and directors given this opportunity had to make the election prior to January 1, 2000. In order to receive a share award, the employees and directors must be in the employment of Genesis on the date the award is approved by shareholders. Employees and directors who did not elect to surrender all of their options will retain the options not surrendered subject to their current terms.

         The program also allows employees and directors who participate in the Genesis Execuflex Plan ("Execuflex Plan") to defer receipt of the Common Stock. Upon making the initial election, eligible employees and directors were also able to elect to either take possession of the Common Stock on the effective date of the award or defer the receipt of the Common Stock. Any Common Stock subject to a deferral election is forfeited if: (1) the employee and director are not employed by Genesis on the effective date the award is approved by shareholders; and (2) the employee and director are not employed by Genesis on June 30, 2000.

         If the employee and director defers receipt of the Common Stock, the value of the Common Stock on the effective date will be credited to the employee and director's Execuflex account. Genesis may elect to contribute Common Stock to the rabbi trust maintained with respect to the Execuflex Plan in order to fund the deferral obligation. A "rabbi trust" is a trust established by an employer pursuant to an agreement between the employer and a trustee to assist the employer in satisfying its obligation to individuals participating in a non-qualified deferred compensation plan (such as the ExecuFlex Plan). Generally, the assets of the trust are not available for any purpose other than the payment of obligations under the deferred compensation plan. However, the assets held under a rabbi trust are subject to the claims of the employer's creditors in the event of bankruptcy or insolvency. If Common Stock is actually contributed, the Common Stock plus earnings and accretions thereon will be distributed to the employee and director upon retirement, separation from service or on a date certain established by the employee and director. If Genesis does not fund the rabbi trust, it is nonetheless obligated to distribute the number of shares that otherwise would have been distributable had the rabbi trust been funded with Common Stock on the date of the award.

         An employee and director who receives shares under the program will be subject to federal income taxation in an amount equal to the fair market value of the shares received. Such income is taxable as ordinary compensation income. An employee and director who elects to surrender options for a credit to his account under the Execuflex Plan will be subject to tax at such times such shares are distributable to the employee and director under the Execuflex Plan. Genesis will be entitled to a federal income tax deduction in such amounts and at such times such ordinary compensation income is taxable to the employee and director, provided that Genesis complies with the applicable reporting requirements and such compensation does not exceed the limitations set forth in
Section 162(m) of the Code.

Option Grants

         The following table sets forth certain information concerning options issued to date which the holder has elected to surrender under the Stock Option Redemption Program:

                                                                        Vested          Non-Vested
                Name and Position with Genesis                          Options           Options
---------------------------------------------------------------       -----------      -------------
Michael R. Walker, Chairman and Chief Executive Officer .......          767,501          100,000
Richard R. Howard, Vice Chairman and Director .................          370,250          110,400
David C. Barr, Vice Chairman ..................................          386,520           45,250
Richard P. Blinn, President, Genesis ElderCare - New England
   Region .....................................................           25,000                0
Michael G. Bronfein, President, NeighborCare(sm)(1) ...........             --               --
All current executive officers as a group (11 persons) ........        1,907,771          327,900
All current directors who are not executive officers as a group           88,500                0
All employees, other than executive officers, as a group ......        3,376,771        1,100,110

-----------------------------

(1) Mr. Bronfein terminated his employment with Genesis effective November 11, 1999.

Section 16 of the Securities Act of 1934

         With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 ("1934 Act"), transactions under this plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provision of the plan or action by the plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the plan administrators.

Required Vote

         The approval of the stock option redemption program requires the affirmative vote of a majority of the total votes cast on the proposal, provided that the total votes cast on the proposal represent over 50% in interest of all securities entitled to vote on the proposal. Abstentions and broker non-votes will not be counted for purpose of approving this matter. In addition, abstentions and broker non-votes will not be counted as votes cast for purposes of determining whether the total votes cast on the proposals represents over 50% in interest of all securities entitled to vote on the proposal.

Recommendation to the Board of directors

         The board of directors recommends that you vote FOR the approval of the stock option redemption program.

                                   PROPOSAL 4
          APPROVAL OF AMENDMENTS TO THE COMPANY'S AMENDED AND RESTATED
                           EMPLOYEE STOCK OPTION PLAN

         At the annual meeting you are being asked to approve an amendment to Genesis' Amended and Restated Employee Stock Option Plan to provide that the number of shares issuable under the plan will be increased by the number of options surrendered under the stock redemption program, so that the total number of shares issuable under the plan will remain at the current level of 6,750,000. If the stock option redemption program is not approved, this amendment to the Employee Stock Option Plan will not be submitted for shareholder approval.

         Currently, options for a total of 6,725,000 shares may be issued under the Employee Stock Option Plan. Of these shares, 1,102,836 shares remain currently available for future options. If the stock option redemption program is approved, options for 4,476,881 shares will be surrendered on the effective date. The purpose of the proposed amendment is to authorize Genesis to issue options in the amount of the options surrendered, in addition to options which remain available for grant under the plan.

         The purpose of the proposed increase is to provide sufficient shares for future option grants to officers, key employees, consultants and advisors of Genesis. The board of directors believes that Genesis should have shares available under the Employee Stock Option Plan to provide options to certain of its officers, key employees, consultants and advisors. The board of directors believes that Genesis and its shareholder significantly benefit from having Genesis' key management employees receive options to purchase Genesis' Common Stock, and that the opportunity thus afforded these employees to acquire Common Stock is an essential element of an effective management incentive program. The board of directors also believes that stock options, particularly incentive stock options, are very valuable in attracting and retaining highly qualified management personnel and in providing additional motivation to management to use their best efforts on behalf of the Company and its shareholders. The proposed amendment is being submitted for shareholder approval, among other reasons, because approval by shareholders will enable Genesis to issue such options as incentive stock options and to enable options granted under the Employee Stock Option Plan to qualify as performance compensation options under 162(m) of the Code.

         Set forth below is a summary of certain significant provisions of the Employee Stock Option Plan.

General

         Pursuant to the Employee Stock Option Plan, stock options may be granted which are intended to qualify as incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as well as stock options not intended to so qualify ("Non-Qualified Options"). The primary purpose of the Employee Stock Option Plan is to provide additional incentive to key employees and officers of Genesis by encouraging them to invest in the Common Stock and thereby acquire a proprietary interest in Genesis and an increased personal interest in Genesis' continued success and progress.

Eligibility and Administration

          All officers and key employees of, and consultants and advisors to, Genesis or any current or future subsidiary (currently approximately 1,500 people) are eligible to receive options under the Employee Stock Option Plan. The Employee Stock Option Plan is administered by the Stock Option Committee. Subject to the provisions of the Employee Stock Option Plan, the Stock Option Committee determines, among other things, which officers, key employees, consultants and advisors of Genesis and any subsidiary will be granted options under the Employee Stock Option Plan, whether options granted will be Incentive Options or Non-Qualified Options, the number of shares subject to an option, the time at which an option is granted, the rate of option exercisability, the duration of an option and the exercise price of an option. The Stock Option Committee has the exclusive right to adopt or rescind rules for the administration of the Employee Stock Option Plan, correct defects and omissions in, reconcile inconsistencies in, and construe the Employee Stock Option Plan. The Stock Option Committee also has the right to modify, suspend or terminate the Employee Stock Option Plan, subject to certain conditions.

Number of Shares Adjustment

         The aggregate number of shares which may be issued upon the exercise of options granted under the Employee Stock Option Plan will equal 6,750,000 shares of Common Stock. The aggregate number and kind of shares issuable under the Employee Stock Option Plan is subject to appropriate adjustment to reflect changes in the capitalization of Genesis, such as by stock dividend, stock split or other circumstances deemed by the Stock Option Committee to be similar. Any shares of Common Stock subject to options that terminate unexercised will be available for future options granted under the Employee Stock Option Plan provided that shares subject to options surrendered under the stock redemption program will not be eligible for reissuance. The maximum number of shares for which options may be granted to any participant in any year is 750,000 shares of Common Stock, subject to certain adjustments in the event of any change in the outstanding shares of the Common Stock of Genesis.

Exercise Price and Terms

           The exercise price for Incentive Options granted under the Employee Stock Option Plan must be equal to at least 100% of the fair market value of Common Stock as of the date of the grant of the option, except that the option exercise price of Incentive Options granted to an individual owning shares of Genesis possessing more than 10% of the total combined voting power of all classes of stock of Genesis must not be less than 110% of the fair market value as of the date of the grant of the option. The option price for Non-Qualified Options must equal at least 100% of the fair market value of the Common Stock on the date of the grant.

         Unless terminated earlier by the option's terms, Non-Qualified Options and Incentive Options granted under the Employee Stock Option Plan will expire ten years after the date they are granted, except that if Incentive Options are granted to an individual owning shares of Genesis possessing more than 10% of the total combined voting power of all classes of stock of Genesis on the date of the grant, such options will expire five years after the date they are granted.

         Payment of the option price on exercise of Incentive Options and Non-Qualified Options may be made in cash, shares of Common Stock or a combination of both. Under the terms of the Employee Stock Option Plan, the Stock Option Committee could interpret the provision of the plan which allows payment of the option price in shares of Common Stock to permit the "pyramiding" of shares in successive, simultaneous exercises. As a result, an optionee could initially exercise an option in part, acquiring a small number of shares of Common Stock and immediately thereafter effect further exercises of the option, using the shares of Common Stock acquired upon earlier exercises to pay for an increasingly greater number of shares received on each successive exercise. This procedure could permit an optionee to pay the option price by using a single share of Common Stock or a small number of shares of Common Stock and to acquire a number of shares of Common Stock having an aggregate fair market value equal to the excess of (a) the fair market value of all shares to which the option relates over (b) the aggregate exercise price under the option.

Termination of Service, Death and Disability

          All unexercised options will terminate three months following the date an optionee ceases to be employed by Genesis or any subsidiary of Genesis, other than by reason of disability or death (but in no event later than the expiration date). An optionee who ceases to be an employee because of a disability must exercise the option within one year after he ceases to be an employee (but in no event later than the expiration date). The heirs or personal representative of a deceased optionee who could have exercised an option while alive may exercise such option within one-year following the optionee's death (but in no event later than the expiration date).

Assignment of Options

           In January 1999, Genesis' Stock Option Committee and board of directors amended the Employee Stock Option Plan to permit the transfer of Non-Qualified Stock Options to certain family members and to trusts and partnerships established for the benefit of certain family members. Prior to such amendment, the Employee Stock Option Plan provided that options granted under the plan could not be transferred except by the laws of descent and distribution in the event of death.

Federal Income Tax Consequences

         Non Qualified Options. Generally, there will be no federal income tax consequences to either the optionee or Genesis on the grant of a Non-Qualified Option. On the exercise of a Non-Qualified Option, the optionee has taxable ordinary income equal to the excess of the fair market value of the shares acquired on the exercise date over the option price of the shares. Genesis will be entitled to a federal income tax deduction in an amount equal to such excess, provided that Genesis (i) complies with applicable reporting rules and (ii) either the deduction limitation imposed by Section 162(m) of the Code is not exceeded or the Non-Qualified Options are excepted from the limitation imposed by Section162(m) by reason of qualifying under the performance based compensation exception contained in Section 162(m). See "Section 162(m)" below.

         Upon the sale of stock acquired by exercise of a Non-Qualified Option, optionees will realize long-term or short-term capital gain or loss depending upon their holding period for such stock. Capital losses for individuals are deductible only to the extent of capital gains for the taxable year plus $3,000.

         An optionee who surrenders shares in payment of the exercise price of a Non-Qualified Option will not recognize gain or loss with respect to the shares so delivered unless such shares were acquired pursuant to the exercise of an Incentive Stock Option and the delivery of such shares is a disqualifying disposition. See "Incentive Stock Options" below. The optionee will recognize ordinary income on the exercise of the Non-Qualified Option as described above. Of the shares received in such an exchange, that number of shares equal to the number of shares surrendered will have the same tax basis and capital gains holding period as the shares surrendered. The balance of the shares received will have a tax basis equal to their fair market value on the date of exercise and the capital gains holding period will begin on the date of exercise.

         In the event of a permitted transfer by gift of a Non-Qualified Option, the transferor will remain taxable on the ordinary income realized as and when such Non-Qualified Option is exercised by the transferee. All other tax consequences described above will be applicable to the transferee of the Non-Qualified Option. A permitted transfer by gift of a Non-Qualified Option may result in federal transfer taxes to the transferor at such time as the option is transferred, as well as such later time or times as the Non-Qualified Option vests, if not fully vested on the date of the initial transfer.

         Incentive Stock Options. Generally, under the Code, an optionee will not realize taxable income by reason of the grant or the exercise of an Incentive Option (see, however, the discussion of alternative minimum tax below). If an optionee exercises an Incentive Option and does not dispose of the shares until the later of (i) two years from the date the option was granted and
(ii) one year from the date of exercise, the entire gain, if any, realized upon disposition of such shares will be taxable to the optionee as long-term capital gain, and Genesis will not be entitled to any deduction. If an optionee disposes of the shares within the period of two years from the date of grant or one year from the date of exercise (a "disqualifying disposition"), the optionee generally will realize ordinary income in the year of disposition and Genesis will receive a corresponding deduction, in an amount equal to the excess of (1) the lesser of (a) the amount, if any, realized on the disposition and (b) the fair market value of the shares on the date the option was exercised over (2) the option price, provided that the deduction limit of Section 162(m) is not exceeded or the Incentive Option qualifies for the performance-based compensation exception provided for in Section 162(m). See "Section 162(m)" below. Any additional gain realized on the disposition will be long-term or short-term capital gain and any loss will be long-term or short-term capital loss. The optionee will be considered to have disposed of a share if he sells, exchanges, makes a gift of or transfers legal title to the share (except transfers, among others, by pledge, on death or to spouses). If the disposition is by sale or exchange, the optionee's tax basis will equal the amount paid for the share plus any ordinary income realized as a result of the disqualifying disposition.

         The exercise of an Incentive Option may subject the optionee to the alternative minimum tax. The amount by which the fair market value of the shares purchased at the time of the exercise exceeds the option exercise price is an adjustment for purposes of computing the alternative minimum tax. In the event of a disqualifying disposition of the shares in the same taxable year as exercise of the Incentive Option, no adjustment is then required for purposes of the alternative minimum tax, but regular income tax, as described above, may result from such disqualifying disposition.

         An optionee who surrenders shares as payment of the exercise price of his Incentive Option generally will not recognize gain or loss on his surrender of such shares. The surrender of shares previously acquired upon exercise of an Incentive Option in payment of the exercise price of another Incentive Option, is, however, a "disposition" of such shares. If the incentive stock option holding period requirements described above have not been satisfied with respect to such shares, such disposition will be a disqualifying disposition that may cause the optionee to recognize ordinary income as discussed above.

         Under the Code, all of the shares received by an optionee upon exercise of an Incentive Option by surrendering shares will be subject to the incentive stock option holding period requirements. Of those shares, a number of shares (the "Exchange Shares") equal to the number of shares surrendered by the optionee will have the same tax basis for capital gains purposes (increased by any ordinary income recognized as a result of any disqualifying disposition of the surrendered shares if they were incentive stock option shares) and the same capital gains holding period as the shares surrendered. For purposes of determining ordinary income upon a subsequent disqualifying disposition of the Exchange Shares, the amount paid for such shares will be deemed to be the fair market value of the shares surrendered. The balance of the shares received by the optionee will have a tax basis (and a deemed purchase price) of zero and a capital gains holding period beginning on the date of exercise. The Incentive Stock Option holding period for all shares will be the same as if the option had been exercised for cash.

         Section 162(m). Generally, Section 162(m) denies a deduction to any publicly held corporation, such as Genesis, for certain compensation exceeding $1,000,000 paid to the chief executive officer and the other four highest paid executive officers during any taxable year. Although ordinary income that is realized upon the exercise of a Non-Qualified Option or the disqualifying disposition of shares acquired pursuant to the exercise of an Incentive Option is potentially subject to the limitation imposed under Section162(m), Genesis believes that Section 162(m) will have no application to stock options to be granted by reason of the amendment to increase the number of stock options which may be granted under the Employee Stock Option Plan, and will have limited applicability to stock options heretofore granted under the Employee Stock Option Plan, either because such stock options were grandfathered from the application of Section 162(m) by certain transition rules, or will qualify for the performance based compensation exception to Section 162(m).

         The following table sets forth certain information concerning options issued to date and not forfeited under the Employee Stock Option Plan and the 1998 Non-Qualified Employee Plan, including options which have been exercised:


                                                                                          Weighted
                                                                       Total Options     Average Ex
                   Name and Position with Genesis                         Granted          Price
----------------------------------------------------------------       -------------     ----------
Michael R. Walker, Chairman and Chief Executive Officer ........          918,126        $   16.46
Richard R. Howard, Vice Chairman and Director ..................          574,150        $   15.22
Michael G. Bronfein, President, NeighborCare(sm)................          135,000        $   23.98
David C. Barr, Vice Chairman ...................................          469,500        $   13.61
Richard P. Blinn, President, Genesis ElderCare New England
Region .........................................................           35,000        $    9.30
All executive officers and directors as a group (14 persons) ...        2,707,776        $   16.63
All employees, other than executive officers and directors, as a
group ..........................................................        5,623,695        $   18.02

-----------------------

Required Vote

         The approval of amendments to the Company's Amended and Restated Employee Stock Option Plan requires the affirmative vote of a majority of the total votes cast on the proposal, provided that the total votes cast on the proposals represent over 50% in interest of all securities entitled to vote on the proposals. Abstentions and broker non-votes will not be counted for purpose of approving these matters. In addition, abstentions and broker non-votes will not be counted as votes cast for purposes of determining whether the total votes cast on the proposals represent over 50% in interest of all securities entitled to vote on the proposal.

Recommendation of Board of Directors

         The board of directors recommends that you vote FOR approval of the program.



                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

Compensation Committee and Stock Option Committee Report

         The Compensation Committee of the board of directors for fiscal 1999 was comprised of Stephen E. Luongo, Roger C. Lipitz, and Samuel H. Howard, who were not officers or employees of Genesis during the fiscal year. The Compensation Committee reviews the compensation of executive officers and makes recommendations to the board of directors regarding executive compensation. The Stock Option Committee of the board of directors for fiscal 1999 was comprised of Roger C. Lipitz and Samuel H. Howard. The Stock Option Committee administers Genesis' Employee Stock Option Plan.

         Genesis' compensation policies and practices with respect to executive officers are designed and implemented to motivate and retain senior executives. In determining compensation levels the Committee considers compensation packages offered by similar sized companies within the health care industry.

         Total compensation is currently divided into two primary components: base salary and stock options. The award and vesting of stock options serves as incentive for superior performance and is based upon both the performance of the executives and Genesis. Under Genesis' incentive compensation program, stock options issued under the Employee Stock Option Plan are the sole form of incentive compensation to most eligible employees.

         Genesis uses the Employee Stock Option Plan as a long-term incentive plan for executive officers and key employees. The objectives of the Employee Stock Option Plan are to align the long-term interests of executive officers and shareholders by creating a direct link between executive compensation and shareholder return, and to enable executives to develop and maintain a significant long-term equity interest in Genesis. The Employee Stock Option Plan authorizes the Stock Option Committee to award stock options to officers and key employees. Stock option grants to non-executive officers in fiscal 1999 were determined by the Stock Option Committee based upon recommendations of senior management.

         In February 1998, the Compensation Committee retained the services of Mercer Consulting to review executive compensation and employment contract terms. Following several meetings and discussions with Mercer Consulting, employment agreements were approved for 13 key executives of Genesis including the agreements with Messrs. Walker, Howard, Barr, Hager and Bronfein discussed below.

         Genesis entered into employment agreements, effective August 12, 1998, with Michael R. Walker as its Chairman and Chief Executive Officer, Richard R. Howard and David C. Barr as its Vice Chairmen and George V. Hager, Jr., as its Executive Vice President and Chief Financial Officer. The agreement with Mr. Walker currently expires on August 12, 2003; the agreements with Messrs. Howard, Barr and Hager each currently expire on August 12, 2001. Unless notice of non-renewal is given by two-thirds of the entire board of directors, the current term of Mr. Walker's agreement shall automatically extend an additional year beginning on the anniversary thereof in 2001, and the agreements for Messrs. Barr, Howard and Hager extend an additional year beginning on the anniversary thereof in 1999. The annual base salaries of Messrs. Walker, Howard, Barr and Hager currently are $650,000, $400,000, $330,000 and $295,000, respectively, and are reviewable by Genesis' board of directors at least annually. The agreements may be terminated by Genesis at any time for Cause (as defined) upon the vote of not less than two-thirds of the entire membership of Genesis' board of directors. Each Genesis executive may terminate his employment agreement upon notice to Genesis of the occurrence of certain events, including an election by Genesis not to renew the term of the agreement, as described above. In the event that Genesis terminates the Genesis Executive's employment agreement without cause, or the Genesis Executive terminates his employment agreement as described in the preceding sentence, Mr. Walker is entitled to severance compensation equal to the greater of the remainder of the term of the agreement or three years average base salary plus the value of stock options (using a Black-Scholes valuation method) and cash bonus granted during such period, and Messrs. Barr, Howard, and Hager are entitled to severance compensation equal to three years base salary plus the value of stock options (using a Black-Scholes valuation method) and cash bonus granted during such period. In each case, the value of such stock options and cash bonus may not exceed 100% of such base salary. Messrs. Walker, Barr and Howard are entitled to certain insurance benefits. If a Genesis Executive becomes disabled, he will continue to receive all of his compensation and benefits so long as such period of disability does not exceed 12 consecutive months or shorter periods aggregating 12 months in any 24 month period. Each employment agreement also contains provisions which are intended to limit the Genesis Executive from competing with Genesis throughout the term of the agreement and for a period of two years thereafter. In addition, under the Senior Executive Employee Stock Ownership Program, Genesis may make loans to the Genesis Executives to maintain a predetermined stock ownership position in Genesis.

         Genesis entered into an employment agreement, effective November 11, 1998, with Michael G. Bronfein as President and Chief Executive Officer of Neighborcare pharmacies, a wholly-owned subsidiary of Genesis. Mr. Bronfein terminated his employment with Genesis effective November 11, 1999. Genesis has consolidated its pharmacy, medical supply and infusion business under the brand name "NeighborCare," and Mr. Bronfein was the president of all subsidiaries of Genesis which do business as NeighborCare. The agreement with Mr. Bronfein originally was to expire on November 11, 2001. The annual base salary of Mr. Bronfein was $350,000, and was reviewable by Genesis' board of directors at least annually. The agreement could be terminated by Genesis at any time for Cause (as defined), upon the vote of not less than two-thirds of the entire membership of Genesis' board of directors. Mr. Bronfein could terminate his employment agreement upon notice to Genesis of the occurrence of certain events, including an election by Genesis to not renew the term of the agreement, as described above. In the event that Genesis terminated Mr. Bronfein's employment agreement without Cause, or Mr. Bronfein terminated his employment agreement as described in the preceding sentence, Mr. Bronfein was entitled to severance compensation equal to three years base salary plus the value of stock options (using a Black-Scholes valuation method) and cash bonus granted during such period, which value could not exceed 60% of his base salary. If Mr. Bronfein became disabled, he would continue to receive all of his compensation and benefits so long as such period of disability did not exceed 12 consecutive months or shorter periods aggregating 12 months in any 24 month period. Mr. Bronfein's agreement also contains provisions which are intended to limit him from competing with Genesis throughout the term of the agreement and for a period of two years thereafter. Upon Mr. Bronfein's termination of his employment he received $1,393,827 in compensation.

         Compensation of the named executive officers for fiscal 1999 was determined in accordance with the employment agreements in effect prior to the adoption of the new employment agreements described above and/or Genesis' compensation policies. In accordance with the previous employment agreements and the newly adopted employment agreements, base salary is reviewed annually and set by the board, based upon the recommendation of the Committee, for Messrs. Walker, Howard, Barr and Hager.

         In the case of all other executive officers, compensation was set at levels consistent with Genesis' policies and performance.

         Messrs. Walker, Howard, Barr, Hager and Bronfein's compensation for fiscal 1999 is commensurate with Genesis' performance and their contributions thereto. As with Genesis' other executive officers, Messrs. Walker, Howard, Barr, Hager and Bronfein's total compensation involve certain subjective judgment and are not based solely upon specific objective criteria.

         Generally, Section 162(m) denies a deduction to any publicly held company such as Genesis for certain compensation exceeding $1,000,000 paid during each taxable year to the chief executive officer and the four other highest paid executive officers, excluding among other things, certain performance-based compensation. The Compensation Committee will continually evaluate to what extent Section 162(m) will apply to its compensation programs.

         Genesis uses the Employee Stock Option Plan as a long-term incentive plan for officers and senior executives of Genesis. On November 11, 1999, the Stock Option Committee approved option grants of 500,000 Non-Qualified Options to Mr. Walker, 300,000 Non-Qualified Options to each of Messrs. Howard and Barr, and 200,000 Non-Qualified Options to Mr. Hager. These grants are subject to shareholder approval.

         In December, 1997, the Compensation Committee approved a Senior Executive Officer Stock Ownership Program. Under this program, by December, 2000, Messrs. Walker, Howard, Barr and Hager must own Common Stock in Genesis with a market value equal to five times, four times, three times and three times their current salary, respectively. Genesis is authorized to make full recourse loans to its senior executive employees under this program. The Compensation Committee believes that stock ownership by its senior executive employees creates a direct link between executive compensation and shareholder return, and serves to enable executives to maintain a significant long-term equity interest in Genesis.

               Samuel H. Howard      Stephen E. Luongo     Roger C. Lipitz

         The Compensation Committee of the board of directors for fiscal 2000 is comprised of Stephen E. Luongo, Alan B. Miller, James L. Singleton, and Samuel
H. Howard, who were not officers or employees of Genesis during the fiscal year. The Compensation Committee reviews the compensation of executive officers and makes recommendations to the board of directors regarding executive compensation. The Stock Option Committee of the board of directors for fiscal 2000 is comprised of Alan B. Miller and Samuel H. Howard. The Stock Option Committee administers Genesis' Employee Stock Option Plan.

Summary Compensation Table

         The following table sets forth certain information regarding the compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers of Genesis for services rendered in all capacities for fiscal 1999, fiscal 1998 and fiscal 1997.

                                                                            Long Term
                                            Annual Compensation           Compensation
                                     --------------------------------   ----------------
    Name and Position        Fiscal                                          Option
      With Genesis            Year        Salary(2)       Bonus(3)         Awards(3)(4)    All Other Compensation(1)
------------------------    -------  ----------------  --------------   ----------------  ---------------------------
Michael R. Walker             1999        $650,000        $      0            300,000              $ 19,208
   Chairman and Chief         1998         626,931               0                  0                11,997
   Executive Officer          1997         521,621               0            200,000                23,673

Richard R. Howard             1999        $400,000        $      0            200,000              $ 14,208
   Vice Chairman and          1998         376,924               0             67,900                 9,054
   Director                   1997         340,710               0              9,000                15,829

David C. Barr                 1999        $330,000        $      0            200,000              $ 12,846
   Vice Chairman              1998         311,539               0                  0                 7,767
                              1997         273,333               0             18,500                 8,662

Richard P. Blinn              1999        $210,000        $106,000(5)          35,000                  --
   President, Genesis         1998          24,231               0                  0                  --
   ElderCare                  1997               0               0                  0                  --
   New England Region

Michael G. Bronfein           1999        $353,848        $      0             50,000              $1,393,827(7)
   President,                 1998         267,306               0             10,000                 3,606
   NeighborCare (sm) (6)      1997         250,000               0                  0                     0

--------------------

(1) Represents Genesis' matching contribution under the 401(k), Profit Sharing Plan, Execuflex Plan and executive insurance policies, except as otherwise noted.

(2) Includes compensation deferred under Genesis' 401(k), Profit Sharing Plan, Execuflex Plan and other arrangements with Genesis; does not include other payments made by Genesis under Genesis' 401(k), Profit Sharing Plan and Execuflex Plan.

(3) Under Genesis' incentive compensation program, stock options issued under the Employee Stock Option Plan are the sole form of incentive compensation to most eligible employees, including Genesis' executive officers, except as otherwise noted.

(4) Does not include 100,000, 42,500 and 45,000 stock options Messrs. Walker, Howard and Barr forfeited, respectively.

(5) Mr. Blinn joined Genesis in August 1998. He received a sign-on bonus of $106,000 in fiscal year 1999.

(6) Mr. Bronfein joined Genesis on June 5, 1996 and his employment was severed on November 11, 1999.

(7) Includes severance compensation paid pursuant to employment agreement with Mr. Bronfein.

Employment Agreements

         Genesis entered into employment agreements, effective August 12, 1998, with Michael R. Walker as its Chairman and Chief Executive Officer, Richard R. Howard and David C. Barr as its Vice Chairmen and George V. Hager, Jr., as its Executive Vice President and Chief Financial Officer. The agreement with Mr. Walker currently expires on August 12, 2003; the agreements with Messrs. Howard, Barr and Hager each currently expire on August 12, 2001. Unless notice of non-renewal is given by two-thirds of the entire board of directors, the current term of Mr. Walker's agreement shall automatically extend an additional year beginning on the anniversary thereof in 2001, the agreements for Messrs. Barr, Howard and Hager extend an additional year beginning on the anniversary thereof in 1999. The annual base salaries of Messrs. Walker, Howard, Barr and Hager currently are $650,000, $400,000, $330,000 and $295,000, respectively, and are reviewable by Genesis' board of directors at least annually. The agreements may be terminated by Genesis at any time for Cause (as defined) upon the vote of not less than two-thirds of the entire membership of Genesis' board of directors. Each Genesis executive may terminate his employment agreement upon notice to Genesis of the occurrence of certain events, including an election by Genesis not to renew the term of the agreement, as described above. In the event that Genesis terminates the Genesis Executive's employment agreement without Cause, or the Genesis Executive terminates his employment agreement as described in the preceding sentence, Mr. Walker is entitled to severance compensation equal to the greater of the remainder of the term of the agreement or three years average base salary plus the value of stock options (using Black-Scholes valuation method) granted during such period and Messrs. Walker, Howard, Barr and Hager are entitled to severance compensation equal to three years base salary plus the value of stock options (using a Black-Scholes valuation method) and cash bonus granted during such period. In each case, the value of such stock options and cash bonus may not exceed 100% of such base salary. Messrs. Barr and Howard are entitled to certain insurance benefits. If a Genesis Executive becomes disabled, he will continue to receive all of his compensation and benefits so long as such period of disability does not exceed 12 consecutive months or shorter periods aggregating 12 months in any 24 month period. Each employment agreement also contains provisions which are intended to limit the Genesis Executive from competing with Genesis throughout the term of the agreement and for a period of two years thereafter. In addition, under the Senior Executive Employee Stock Ownership Program, Genesis may make loans to the Genesis Executives to maintain a predetermined stock ownership position in Genesis.

         Genesis entered into an employment agreement, effective November 11, 1998, with Michael G. Bronfein as President and Chief Executive Officer of Neighborcare pharmacies, a wholly-owned subsidiary of Genesis. Mr. Bronfein terminated his employment with Genesis effective November 11, 1999. Genesis has consolidated its pharmacy, medical supply and infusion business under the brand name "NeighborCare," and Mr. Bronfein was the president of all subsidiaries of Genesis which do business as NeighborCare. The agreement with Mr. Bronfein originally was to expire on November 11, 2001. The annual base salary of Mr. Bronfein was $350,000, and was reviewable by Genesis' board of directors at least annually. The agreement could be terminated by Genesis at any time for Cause (as defined), upon the vote of not less than two-thirds of the entire membership of Genesis' board of directors. Mr. Bronfein could terminate his employment agreement upon notice to Genesis of the occurrence of certain events, including an election by Genesis to not renew the term of the agreement, as described above. In the event that Genesis terminated Mr. Bronfein's employment agreement without Cause, or Mr. Bronfein terminated his employment agreement as described in the preceding sentence, Mr. Bronfein was entitled to severance compensation equal to three years base salary plus the value of stock options (using a Black-Scholes valuation method) and cash bonus granted during such period, which value could not exceed 60% of his base salary. If Mr. Bronfein became disabled, he would continue to receive all of his compensation and benefits so long as such period of disability did not exceed 12 consecutive months or shorter periods aggregating 12 months in any 24 month period. Mr. Bronfein's agreement also contains provisions which are intended to limit him from competing with Genesis throughout the term of the agreement and for a period of two years thereafter. Upon Mr. Bronfein's termination of his employment he received $1,393,827 in compensation.

Retirement Plan

         On January 1, 1989, the Company adopted an employee Retirement Plan which consists of a 401(k) component and a profit sharing component. The Retirement Plan, which is intended to be qualified under Sections 401(a) and (k) of the Code, is a cash deferred profit-sharing plan covering all of the employees of the Company (other than certain employees covered by a collective bargaining agreement) who have completed at least 1,000 hours of service and twelve months of employment. Effective January 1, 2000, under the 401(k) component, each eligible employee may elect to contribute a portion of his current compensation up to the lesser of $10,500 (or the maximum then permitted by the Code) or 15% (or for highly compensated employees, 4%) of such employee's annual compensation. The Company may make a matching contribution in cash, Company Stock or other property as determined by the Board of Directors each year. The Board of Directors may establish this contribution at any level each year, or may omit such contribution entirely. An employee's eligibility for a matching contribution is contingent upon his employment on the last day of the calendar year.

         The Company match since January, 1995 has been based on years of service. An employee who has completed six years of service is matched of $0.75 per $1.00 of contribution up to 4% of his salary. Therefore, if this employee contributes 4% or more of his salary, the Company contributes 3% of his salary. If the employee contributes less than 4%, the Company contributes $0.75 per $1.00 of contribution.

         If an employee has not completed six years of service, he is matched $0.50 per $1.00 of contribution up to 2% of his salary. Therefore, if this employee contributes 2% or more of his salary, the Company contributes 1% of his salary. If the employee contributes less than 2%, the Company contributes $0.50 per $1.00 of contribution. Highly Compensated Employees (as such term is defined in the Code) regardless of their years of service, are not eligible for a Company matching contribution under the Plan.

         Under the profit sharing provisions of the Retirement Plan, the Company may make an additional employer contribution in cash, Company stock or other property as determined by the Board of Directors each year. The Board of Directors may establish this contribution at any level each year, or may omit such contribution entirely. Profit sharing contributions are allocated among the accounts of participants in the proportion that their annual compensation bears to the aggregate annual compensation of all participants. An employee's eligibility for profit sharing contribution is contingent upon a service requirement of a minimum of 1,000 hours and employment on the last day of the calendar year. All employee contributions to the Retirement Plan are 100% vested. The Company's contributions are vested in accordance with a schedule that generally provides for vesting after five years of service with the Company (any non-vested amounts that are forfeited by participants are used to reduce the following year's contribution by the Company). Distribution of benefits normally will commence upon the participant's reaching age 65 (or, if earlier, upon the participant's death, disability, or termination of employment). Payment of Retirement Plan benefits will generally be made in a lump sum unless an alternative equivalent form of benefit is elected. Certain special rules apply to the distribution of benefits to participants for whom the Retirement Plan has accepted a transfer of assets from another tax-qualified pension plan.

Stock Option Plans

         Employee Stock Option Plan. See description under Stock Option Redemption Program.

         1998 Non-Qualified Employee Stock Option Plan. On November 11, 1998, Genesis adopted the 1998 Non-Qualified Employee Stock Option Plan (the "Non-Officer Stock Option Plan") which authorizes the issuance of up to 2,000,000 shares of Genesis' Common Stock. Genesis uses the Non-Officer Stock Option Plan as a long-term incentive plan for non-officer employees of Genesis. The objectives of the Non-Officer Stock Option Plan are to align the long-term interests of employees and shareholders by creating a direct link between compensation and shareholder return, and to enable employees to develop and maintain a significant long-term equity interest in Genesis. The Employee Plan authorizes the Chief Executive Office to award Non-Qualified Stock Options to employees of Genesis. To date, 1,716,000 shares have been awarded.

         Director Plan. See "Approval of Amendment to Non-Employee Director Stock Option Plan" for a description of Genesis' Director Plan.

Option Grants

         The following table sets forth certain information concerning stock options granted and not forfeited under the Employee Stock Option Plan during fiscal 1999 to the Chief Executive Officer and each of the four other most highly compensated executive officers of Genesis:

                        Option Grants in Last Fiscal Year

                                                                                                 Potential Realizable Value
                                                                                                      at Assumed Annual
                                                                                                     Rates of Stock Price
                                                      Individual Grants                         Appreciation for Option Term
                                               ---------------------------------------------   -------------------------------
                                                Percent of Total
                                               Options Granted to      Option
                                  Options         Employees In         Exercise   Expiration
             Name                 Granted          Fiscal Year          Price        Date               5%              10%
------------------------          -------      ------------------     ----------  ----------        ---------        ---------
Michael R. Walker ......          300,000            13.32%          $   11.19     11/11/08         1,896,185        5,007,819
Richard R. Howard ......          200,000             8.88%              11.19     11/11/08         1,264,123        3,338,546
David C. Barr ..........          200,000             8.88%              11.19     11/11/08         1,264,123        3,338,546
Richard P. Blinn .......           10,000             0.44%               4.56     03/11/09            24,646           66,255
                                   25,000             1.11%              11.19     11/11/08           158,015          417,318
Michael G. Bronfein.....           50,000             2.22%              11.19     11/11/08             4,875           31,750

         The following table sets forth certain information concerning the shares acquired upon exercise of options, the number of unexercised options and the value of unexercised options at the end of fiscal 1999 held by the Chief Executive Officer and each of the four other most highly compensated executive officers of Genesis:

                         Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

                                                                                         Number of
                                                                                        Unexercised          Value of
                                                                     Value of            Options at         Unexercised
                                                  Number of        Unexercised        Fiscal Year-End      In-the-Money
                                                 Unexercised      In-the-Money          Exercisable/        Options at
                                                  Options at     Options at Fiscal     Unexercisable         Fiscal
                         Shares                 Fiscal Year-End      Year-End        (remaining after        Year-End
                        Acquired      Value       Exercisable/      Exercisable/         Redemption         Exercisable/
         Name          on Exercise   Realized    Unexercisable     Unexercisable     Program surrender)    Unexercisable
--------------------   -----------   --------   ---------------  -----------------   ------------------    -------------
Michael R. Walker .        --           --      767,510/100,000      0.00/0.00              0/0               0.00/0.00
Richard R. Howard .        --           --      370,250/110,400      0.00/0.00              0/0               0.00/0.00
David C. Barr .....        --           --       386,520/45,250      0.00/0.00              0/0               0.00/0.00
Richard P. Blinn ..        --           --        27,000/8,000       0.00/0.00           2,000/8,000          0.00/0.00
Michael G. Bronfein        --           --       130,000/5,000       0.00/0.00              0/0               0.00/0.00

-----------------------------
(1)      Stock Price at close of business on September 30, 1999 was $2.375.

Execuflex Plan

         In November 1991, Genesis adopted the Execuflex Plan. All Genesis employees who are Highly Compensated, as such term is defined in the Code, are entitled to participate in the Execuflex Plan. Pursuant to the terms of the Execuflex Plan, an eligible employee may authorize Genesis to reduce his base compensation or bonuses and credit such amounts to a retirement account, education account or fixed period account.

         The Genesis match since March 1, 1997 has been based on years of service. Effective January 1, 2000, if an employee has completed more than six years of service, he is matched $0.75 per $1.00 of contribution up to 4% of his salary. If the employee contributes 4% or more of his salary, Genesis contributes 3% of his salary. If the employee contributes less than 4%, Genesis contributes $0.75 per $1.00 of contribution. If an employee has six years of service or less, he is matched $0.50 per $1.00 of contribution up to 2% of his salary. Therefore, if this employee contributes 2% or more of his salary, Genesis contributes 1% of his salary. If the employee contributes less than 2%, Genesis contributes $0.50 per $1.00 of contribution. Benefits derived from matching contributions made by Genesis are forfeited if a member of the Execuflex Plan separates from Genesis's employ prior to completing five years of employment with Genesis.

Compensation Committee Interlocks and Insider Transactions

On August 12, 1999, Genesis Holding, Inc. ("Holdings") entered into a Stock Purchase Agreement (the "Purchase Agreement") to purchase all of the issued and outstanding shares of HealthObjects Corporation and its subsidiaries (collectively, "HealthObjects"). HealthObjects was 93% beneficially owned by Michael G. Bronfein, who was an officer of Genesis until November 11, 1999, and 7% beneficially owned by Michael J. Russo. Prior to entering into the Purchase Agreement, Genesis had made loans of approximately $13,300,000 to HealthObjects for the benefit of HealthObjects and its subsidiaries. Michael Bronfein and his affiliates had made certain loans and advances to HealthObjects in the amount of $4,148,605 that were purchased by Genesis in connection with the acquisition. The transaction closed on January 3, 2000. Genesis paid $10,000 in cash to purchase the shares and issued three promissory notes (the "Notes") in the amount of $4,148,605 to purchase the loans and advances made by Michael Bronfein and his affiliates. Holdings and Genesis are co-obligors of the Notes. The Notes are comprised of (i) a $2,500,000 promissory note which bears interest at the prime rate per annum and is payable on third, fourth and fifth anniversary of the Closing Date; (ii) a $898,605 promissory note which bears interest at 5.25% per annum and is payable on January 3, 2005; and (iii) a $750,000 promissory note which bears interest at 5.25% per annum and is payable on January 3, 2005. On January 7, 2000, Genesis paid $100,000 to the Bronfeins, as additional consideration for the loans and advances made by Michael Bronfein and his affiliates. In addition, Genesis has agreed to make contingent payments on the fifth and sixth anniversary of the closing date of the transaction based on the annualized cost savings realized by NeighborCare's institutional pharmacy operations, if any.

         Stephen E. Luongo, a director and member of the Compensation Committee, is a partner in the law firm of Blank Rome Comisky & McCauley LLP which serves as outside legal counsel for Genesis.

         On November 30, 1993, Genesis paid approximately $205,000,000 to acquire substantially all of the assets and stock of Meridian Healthcare. Roger
C. Lipitz, a director, is a former stockholder of Meridian Healthcare and served as Meridian's Chairman. As part of the Meridian Transaction, Genesis entered into agreements to lease and operate, for ten years with a five year renewal option, at an aggregate cost of $6,000,000 per year, seven geriatric care facilities owned by seven different partnerships formed by certain former shareholders of Meridian, including Mr. Lipitz (the "Former Shareholders"). In March 1996, Genesis acquired for total consideration approximately $31,900,000, including the payment of assumed debt, the remaining partnership interest owned by the Former Shareholders in five geriatric care facilities which were jointly owned by Genesis and limited partnerships owned by the Former Shareholders. Genesis also pays approximately $992,376 per year, effective December 1, 1999, to Towson Building Associates, L.P., a limited partnership formed by the Former Shareholders, to lease Genesis' regional headquarters located in Towson, Maryland. In addition, Genesis manages a retirement center owned by Brendenwood MRC L.P., a limited partnership owned by the Former Shareholders. Mr. Lipitz beneficially owns between 20% to 26.5% of the partnership interests in the referenced partnerships formed and owned by the Former Shareholders.

         Pursuant to the Senior Executive Officer Stock Ownership Plan, Genesis has loans outstanding to Messrs. Howard, Barr, Hager and Rubinger and Ms. Timon in the amounts of $646,889, $820,962, $624,244, $492,812 and $199,363
respectively.

Samuel H. Howard, a Director of Genesis, is affiliated to two companies in which civil actions for Rehabilitation are filed against them in their respective courts. Civil actions exists against Xantus Healthplan of Tennessee, Inc. and Xantus Healthplan of Mississippi, Inc., both subsidiaries of Xantus Corporation. Mr. Howard is the founder and Chairman of Xantus Corporation.

Stock Performance Graph

         The following graph shows a comparison of the cumulative total return for Genesis' Common Stock, the Dow Jones Equity Market Index and the stock of a selected group of Health Care Provider companies. The graph assumes an investment of $100 in each on September 30, 1994, and, in the case of the Indexes, the reinvestment of all dividends.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                      AMONG GENESIS HEALTH VENTURES, INC.,
                       THE DOW JONES EQUITY MARKET INDEX
                 AND THE DOW JONES HEALTH CARE PROVIDERS INDEX

     350 |--------------------------------------------------------------------|
         |                                                                    |
         |                                                                    |
         |                                                                    |
     300 |--------------------------------------------------------------@-----|
D        |                                                                    |
         |                                                                    |
O        |                                                                    |
     250 |--------------------------------------------------------------------|
L        |                                                  @                 |
         |                                                                    |
L        |                                       @                            |
     200 |---------------------------------------#----------------------------|
A        |                                                                    |
         |                                                                    |
R        |                                                                    |
     150 |-----------------------------#@-------------------------------------|
S        |                                                                    |
         |                  #@                   %                            |
         |                             %                                      |
     100 |-----#@%----------%-------------------------------------------------|
         |                                                  %                 |
         |                                                  #          %      |
         |                                                                    |
      50 |--------------------------------------------------------------------|
         |                                                                    |
         |                                                                    |
         |                                                             #      |
       0 |--------------------------------------------------------------------|
               9/94       9/95       9/96       9/97       9/98       9/99


     # GENESIS HEALTH VENTURES, INC.         @ DOW JONES EQUITY MARKET
     % DOW JONES HEALTH CARE PROVIDERS


* $100 INVESTED ON 9/30/94 IN STOCK OR INDEX -
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING SEPTEMBER 30.

         SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires Genesis' directors and executive officers and persons who own more than 10% of a registered class of Genesis' equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Genesis. Officers, directors and greater than 10% shareholders are required by the Commission regulation to furnish Genesis with copies of all
Section 16(a) forms they file.

         To Genesis' knowledge, based solely on review of the copies of such reports furnished to Genesis and written representations that no other reports were required during the fiscal year ended September 30, 1999, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with, except that Michael Bronfein filed a late report on Form 4, Jack R. Anderson, Ira Gubernick, Glenn Adrian and Richard Blinn each filed a late report on Form 3, and Richard R. Howard filed a late report on Form 5.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The accounting firm of KPMG LLP acted as Genesis' independent public accountants for the fiscal year ended September 30, 1999 and has been selected by the board of directors to serve as Genesis' independent public accountants for the fiscal year ending September 30, 2000. A representative of KPMG LLP is expected to be present at the shareholders' meeting and to have the opportunity to make a statement, if he desires to do so, and is expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

         As of the date hereof, Genesis knows of no other business that will be presented for consideration at the Annual Meeting. However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the meeting: (i) matters that Genesis' board of directors did not have notice of at least 45 days before the date on which Genesis first mailed its proxy materials for the 2000 annual meeting of shareholders; (ii) approval of the minutes of a prior meeting of shareholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee is named in this proxy and such nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this proxy statement and the form of proxy pursuant to Rule 14a-8 or Rule 14a-9 under the Securities Exchange Act of 1934 (the "Exchange Act"); and (v) matters incidental to the conduct of the meeting. If any such matters come before the meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

          SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING OF SHAREHOLDERS

         Pursuant to recent amendments to the proxy rules under the Exchange Act, Genesis' shareholders are notified that currently there is no deadline for providing Genesis timely notice of any shareholder proposal to be submitted outside of the Rule 14a-8 process for consideration at Genesis' 2001 Annual Meeting of Shareholders (the "2001 Meeting"); as to all such matters which Genesis does not have notice of on or prior to December 15, 2000, discretionary authority shall be granted to the persons designated in Genesis' proxy related to the 2001 Meeting to vote on such proposal. A shareholder proposal regarding the 2001 Meeting must be submitted to Genesis at its headquarters located at 101 East State Street, Kennett Square, Pennsylvania, 19348, by October 10, 2000 to receive consideration for inclusion in Genesis' 2001 proxy materials. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

         EACH PERSON SOLICITED HEREUNDER CAN OBTAIN A COPY OF GENESIS' ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1999 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT CHARGE EXCEPT FOR EXHIBITS TO THE REPORT, BY SENDING A WRITTEN REQUEST TO THE CORPORATE SECRETARY, AT 101 EAST STATE STREET, KENNETT SQUARE, PENNSYLVANIA 19348.



                                              By Order of the Board of Directors


                                              IRA C. GUBERNICK
                                              Vice President -- Office of the
                                              Chairman and Corporate Secretary